Exhibit 14.2

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Experts” and “Franklin Capital Summary Historical Selected Financial Information” and to the use of our report dated February 1, 2002 (except for Note 13 as to which the date is April 3, 2002), with respect to the financial statements of Franklin Capital Corporation included in the joint proxy statement of Franklin Capital Corporation and Change Technology Partners, Inc. that is made a part of the Registration Statement (Form N-14) and related Prospectus of Franklin Capital Corporation for the registration of 4,442,000 shares of its common stock.

/s/ Ernst & Young LLP Ernst & Young LLP

New York, New York
April 23, 2002